UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                           FORM 12b-25
                   NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K     [ ] Form 20-F
             [ ] Form 11-K     [X] Form 10-Q     [ ] Form N-SAR

                   SEC FILE NUMBER:  000-28339

For Period Ended: June 30, 2003

     [ ]     Transition Report on Form 10-K
     [ ]     Transition Report on Form 20-F
     [ ]     Transition Report on Form 11-K
     [ ]     Transition Report on Form 10-Q
     [ ]     Transition Report on Form N-SAR
     For the Transition Period Ended:

                 PART I - REGISTRANT INFORMATION

Full Name of Registrant:                XVARIANT, INC.
                                        ______________________________________
Former Name if Applicable:
                                        ______________________________________

Address of Principal Executive Office:  170 South Main Street #1050
                                        ______________________________________
City, State and Zip Code:               Salt Lake City, Utah 84101
                                        ______________________________________


                PART II - RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [  ]     (a)     The reasons described in reasonable detail in Part III
of this form could not be eliminated without unreasonable effort or expense;

     [X ]     (b)     The subject of annual report, semi-annual report,
transition report on Form 10-K; Form 20-F, 11-K, Form 1-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [  ]     (c)     The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

                       PART III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 11-K 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

     Due to recent developments in the Company's business and related problems, the Company experienced delays in preparing its quarterly financial statements and obtaining the services of necessary personnel, which will prevent the filing of the quarterly report without unreasonable effort.

                   PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Reed L. Benson                  (801) 567-3211
        ___________________________    _____________________________
       (Name)                           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

        [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

        [ ] Yes  [X ] No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        Xvariant, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                   REGISTRANT:

                                   XVARIANT, INC.


Date: August 13, 2003         By   /s/ Reed L. Benson
                                   ------------------------------------------
                                   Reed L. Benson, CEO